As filed with the Securities and Exchange Commission on January 5, 2023

Registration No. 333-258527

Registration No. 333-248136

Registration No. 333-216450

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-258527

FORM S-3 REGISTRATION STATEMENT NO. 333-248136

FORM S-3 REGISTRATION STATEMENT NO. 333-216450

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEASPINE HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2390133
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5770 Armada Drive

Carlsbad, California 92008

(760) 727-8399s

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Bostjancic

Chief Financial Officer

SeaSpine Holdings Corporation

5770 Armada Drive

Carlsbad, California 92008

(760) 727-8399

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Patrick O’Malley

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121

(858) 677-1400

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment No. 1 to Form S-3 on Form S-3 (Registration No. 333-258527) is being filed to deregister all of the securities that remain unsold under the Registration Statement as of the date hereof.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by SeaSpine Holdings Corporation (the “Registrant”):

•

Registration Statement on Form S-3 (No. 333-258527), pertaining to the registration of $250,000,000 of the Registrant’s common stock, preferred stock, debt securities, warrants, and units and 1,298,648 shares of the Company’s common stock for sale by the selling stockholders named therein;

•	Registration Statement on Form S-3 (No. 333-248136), pertaining to the registration of 175,685 shares of the Company’s common stock for sale by the selling stockholders named therein; and

•	Registration Statement on Form S-3 (No. 333-216450), pertaining to the registration of 350,000 shares of the Company’s common stock for sale by the selling stockholders named therein.

On January 5, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 10, 2022 (the “Merger Agreement”), by and among the Registrant, Orthofix Medical, Inc. (“Orthofix”) and Orca Merger Sub, Inc., a wholly owned subsidiary of Orthofix (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Orthofix (the “Merger”).

As a result of the Merger, any and all offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In compliance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the registrant is filing this Post-Effective Amendment to remove from registration, by means of a post-effective amendment, any of the registered securities which remain unsold under the Registration Statements. as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, State of California, on January 5, 2023.

SEASPINE HOLDINGS CORPORATION

By:	/s/ John Bostjancic
	Name:	John Bostjancic
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.